UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2012

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Half Day Road, Suite 500, Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.03 Creation of a Direct Financial Obligation.

On Oct 10, 2012, Zebra Technologies Corporation (the “Company”) entered into a credit agreement for a 5-year $250 million revolving credit facility (“New Credit Agreement”) with a syndicate of banks led by J.P. Morgan Securities LLC as Administrative Agent, with RBS Citizens, N.A as Syndication Agent and Wells Fargo Bank, N.A. as Documentation Agent. The other banks in the syndicate are Bank of America, N.A., The Northern Trust Company, PNC Bank, N.A. and HSBC Bank USA, N.A. This revolving credit facility has a $150 million expansion feature that allows the Company to increase the facility up to a total of $400 million, subject to obtaining commitments for the incremental increased capacity from existing or new lenders. The loans under the New Credit Agreement will be available for general corporate purposes of the Company and its subsidiaries in the ordinary course of business and for other purposes permitted by the New Credit Agreement.

The New Credit Agreement is guaranteed by certain of the Company’s domestic subsidiaries. Loans under the New Credit Agreement shall bear interest at a rate equal to the spread over a base rate, which base rate is the greater of (i) the prime rate; (ii) the Federal Funds Effective Rate, plus one-half of one percent (0.50%); or (iii) an adjusted LIBOR rate, plus one percent (1%). The spread is dependent on the Company’s ratio of Total Debt to EBITDA and ranges from 0.25% to 1.75%. The Company did not make any draw or loan request under the New Credit Agreement at the time of closing.

The New Credit Agreement includes customary representations, warranties, affirmative and negative covenants (including, among others, restrictions on the payment of cash dividends) and events of default (and related remedies, including acceleration and increased interest rates following an event of default). It also contains financial covenants tied to the Company’s leverage ratio and interest coverage ratio.

A copy of the Company’s press release dated October 10, 2012, regarding the New Credit Agreement is attached to this current report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following Exhibit is being furnished herewith:

Exhibit Number	Description of Exhibits

99.1	Registrant’s Press Release dated October 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: October 12, 2012	By:	/s/ Jim Kaput
Jim Kaput
SVP, General Counsel

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Registrant’s Press Release dated October 10, 2012